Exhibit 10.3

Dan C. Swander

President and Chief Operating Officer

August 2, 2002

BY EMAIL (RWRIGHT@MULTIFOODS.COM)

AND BY U.S. REGULAR MAIL

Robert S. Wright

5379 Pinyon Jay Road

Parker, CO  80134

                Subject:                 Sale of Multifoods Distribution Management, Inc.

Dear Bob:

                                This letter is intended to formalize our understanding with respect to benefits that will be available to you upon a sale of Multifoods Distribution Management, Inc. (“Distribution Management”) by International Multifoods Corporation (“Multifoods”) to Wellspring Distribution Corp. (the “Purchaser”) pursuant to the terms of the Stock Purchase Agreement executed concurrently herewith (the “Purchase Agreement”).

                                Once the sale of Distribution Management is closed, Distribution Management will no longer be part of the Multifoods family of companies and you will be considered to have terminated employment for purposes of your participation in all Multifoods employee benefit plans except as described below with respect to certain stock options that you have received.  The effect this will have on your benefits is described in more detail below.

                                Effective upon the consummation of the sale of Distribution Management, you will offer your resignation as an officer and director, as applicable, of all Multifoods and Distribution Management controlled entities.  On the closing date (provided that you have had twenty-one (21) days in which to consider whether you wish to sign the Release and Confidentiality Agreement), you will also provide Multifoods with an executed Release and Confidentiality Agreement in the form attached hereto as Exhibit A.  In return, you will receive a severance payment in the amount of $1,066,332, less applicable withholding taxes, within 10 days after executing the Release and Confidentiality Agreement.  The severance payment is conditioned on your return of the executed Release and Confidentiality Agreement and that you do not rescind such decision to execute the Release and Confidentiality Agreement within seven (7) days of your execution of same.

                                The sale of Distribution Management and your resignation of employment will affect your benefits under Multifoods’ employee benefit plans.  The following is a description of the benefits you will be eligible to receive after the sale:

Robert S. Wright

August 2, 2002

                (A)          Management Incentive Plan (“MIP”).

                Under the terms of the MIP, you will receive your target award if the sale occurs in the first six months of Multifoods’ fiscal year.  If the sale occurs in the last six months of Multifoods’ fiscal year, you will receive the greater of your target award or the award you would have received assuming that your performance up to the date of the sale would have continued through the end of Multifoods’s fiscal year.

                (B)           Stock Options, Restricted Stock Awards and Restricted Stock Units.

                Your outstanding stock options, restricted stock awards and restricted stock units will be exercisable in accordance with their terms, provided you are then vested.  However, solely with respect to the 10,000 shares of restricted stock issued pursuant to your Award Agreement dated September 15, 1995, under the Amended and Restated 1989 Stock-Based Incentive Plan, you will be treated the same as if you were on an unpaid leave of absence with Multifoods from the date of the closing of the Purchase Agreement through February 28, 2003, and you will be deemed to have retired on that date.

                (C)           Management Benefit Plan, Supplemental Retirement Plan, Compensation Deferral Plan and Supplemental Deferred Compensation Plan.

                You are already fully vested in these benefits and special provisions therefore are not necessary in this letter. You will not be eligible to receive your benefits under these plans in a lump sum payment form.

                (D)          Retiree Benefits

                You are fully vested in your accrued benefit under the Multifoods Pension Equity Plan and are eligible to receive your benefits under this plan according to applicable plan provisions.  For those benefits that require ten years of service for retiree eligibility — retiree medical and retiree life insurance — you will not be eligible as a retiree.

                (E)           Completion Bonus.

                You will be paid a completion bonus in the amount of $150,000, less applicable withholding taxes, within 10 days after the date of closing of the sale of Distribution Management.  This is in addition to the severance payment described above.

Robert S. Wright

August 2, 2002

                Please indicate your receipt and acceptance of the terms of this letter agreement by signing below and returning it at your earliest convenience.

INTERNATIONAL MULTIFOODS CORPORATION

By:	/s/ Dan C. Swander
Dan C. Swander
Its: President and Chief Operating Officer

_________________________________________________

ACCEPTANCE

                I, Robert S. Wright, hereby acknowledge receipt of this letter agreement and hereby agree to the terms herein.

Dated: August 12, 2002

ROBERT S. WRIGHT

/s/ Robert S. Wright

EXHIBIT A

RELEASE AND CONFIDENTIALITY AGREEMENT

                In consideration of the severance benefits of $1,066,332 payable under the Letter Agreement dated August 2, 2002 (the “Letter Agreement”) between International Multifoods Corporation (the “Company”) and Robert S. Wright (“Wright”), the sufficiency of which is hereby acknowledged, Wright hereby releases the Company, and its subsidiaries and affiliates, and the current and former insurers, successors, assigns, directors, officers, agents and employees of each, from all causes of action, claims, demands, debts, contracts and agreements which he or his heirs, executors, administrators, legal representatives, successors or assigns and beneficiaries, have or may have by reason of any matter, act or thing occurring or arising prior to or on the date of this Release and Confidentiality Agreement, whether presently known or unknown (the “Release”).

                The Release applies to any cause of action, claims, demands, debts, contracts and agreements that Wright has or may have by reason of any matter, act or thing occurring or arising prior to or on the date of this Release Agreement, whether or not he now knows about them, including, without limitation, any and all claims relating to his employment with the Company and/or its subsidiaries, or Wright’s decision to voluntarily terminate his employment and retire, including, but not limited to, breach of contract claims, a breach of that certain employment letter agreement, dated July 10, 1995, between the Company and Wright, tort claims, claims for wages, bonuses or other compensation, and claims alleging violation of the Fair Labor Standards Act, the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, the National Labor Relations Act, the Colorado human rights laws, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Colorado Wage Act, and/or any other federal, state or local statute, law, ordinance, regulation, order, or principle of common law.

                The Release does not include any claims that the law does not allow to be waived or any claims that arise after the date on which this Release Agreement is signed by Wright.  In addition, the Release does not affect any rights that Wright has (1) as a result of his participation in any pension, health or welfare benefit plan or plans of the Company under the terms and conditions set forth in such plan or plans as of the date of this Release Agreement; and (2) under any indemnification to which Wright is entitled under (A) the Restated Certificate of Incorporation, as amended, of the Company, (B) the Bylaws, as amended, of the Company, or (C) under any contract of insurance maintained by the Company.

                Wright covenants and agrees with the Company, that Wright will maintain in strict confidence and not disclose to any corporation, partnership or other entity or person, any confidential information including, but not limited to, any non-public information obtained by Wright relating to the Company and its subsidiaries, and its businesses, plans, organization, information systems, present and prospective customers, customer buying patterns or requirements, products, techniques, methods, cost, pricing, price methods, margins, rebates, and promotional allowances, trade secrets or any other proprietary information of the Company or any of its subsidiaries, to which Wright had access to or knowledge of during Wright’s employment by the Company.  Wright agrees that all confidential information, trade secrets and other proprietary information of the Company and its subsidiaries, are and shall remain the property of the Company.  Wright further agrees that none of the confidential information, trade secrets and any other proprietary information of the Company and its subsidiaries, nor any part thereof, is to be removed from the premises of the Company, in original or duplicate form or transmitted verbally, by electronic means or otherwise.  Wright recognizes and acknowledges that all confidential information, trade secrets and other proprietary information of the Company and its subsidiaries are valuable to the Company and the disclosure or use of the same would cause irreparable harm to the Company.

                Wright understands that to the extent that any provision of this Release and Confidentiality Agreement shall be determined to be invalid or unenforceable, the invalid or unenforceable portion of such provision shall be deleted from this Release and Confidentiality Agreement, and the validity and enforceability of the remainder of such provision and of this Release and Confidentiality Agreement shall be unaffected.

                Wright understands that he may have twenty-one (21) calendar days from the date that he receives this Release and Confidentiality Agreement, not counting the day upon which he receives it, to consider whether he wishes to sign this Release and Confidentiality Agreement.  If Wright does not sign this Release and Confidentiality Agreement in that period of time, the Company may or may not allow more time.  Wright agrees that if he signs this Release and Confidentiality Agreement before the end of the twenty-one (21) day period, it is because he decided that he already has had a sufficient period of time to decide whether to sign this Release and Confidentiality Agreement.

                Wright has been advised, and he understands, that he has the right to rescind this Release and Confidentiality Agreement if he notifies the Company, in writing at International Multifoods Corporation, 110 Cheshire Lane, Minnetonka, Minnesota 55305, Attention:  Ralph P. Hargrow, Vice President, Human Resources and Administration, of his decision to rescind within seven (7) days of the date that he signs this Release and Confidentiality Agreement.  Wright understands that this Release and Confidentiality Agreement shall not become effective or enforceable until the revocation period has expired.  Wright also understands that if he rescinds, he shall forfeit his rights to the severance payment.  Wright also understands that to be effective his notice of rescission must be in writing and must be delivered to the address stated above either by hand or by mail within the seven (7) day period.  If delivered by mail, the rescission must be: (1) postmarked within the seven (7) day period; (2) properly addressed to the Company; and (3) sent by certified mail, return receipt requested.

                Wright acknowledges that he has read this Release and Confidentiality Agreement and understands all of its terms and conditions.  In agreeing to sign this Release and Confidentiality Agreement, Wright signs it knowingly and voluntarily, and represents that he has not relied on any statements or explanations made by the Company, its employees or attorneys.

NOTICE TO EMPLOYEE:

The Company hereby advises Wright to consult an attorney

before signing this Release and Confidentiality Agreement.

WITNESS:

Robert S. Wright

Date Signed:

Send signed and witnessed form to:

Ralph P. Hargrow

Vice President, Human Resources and Administration

International Multifoods Corporation

110 Cheshire Lane

Minnetonka, Minnesota 55305